Exhibit 99.1

                                  RISK FACTORS


Risks Relating to the Company

We have a limited operating history and have experienced development stage losses.

     We were formed in stages and became a single entity in February 1999. Prior to that time, we (then Securities Resolution Advisors, Inc.) were engaged in an unrelated business, and the web hosting and auction services were conducted separately by our current officers informally as entrepreneurial businesses. Accordingly, there is a limited operating history upon which to base an evaluation of our company and our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as electronic commerce. These risks include:

     o    our ability to anticipate and adapt to a developing market;

     o    dependence upon the level of hits to our sites; and

     o development of equal or superior Internet portals, auctions and related services by competitors.

     To address these risks, we must, among other things, increase traffic to our websites, maintain our customer base, attract significant numbers of new customers, respond to competitive developments, implement and execute successfully our business strategy and continue to develop and upgrade our technologies and customer services. We cannot offer any assurances that that we will be successful in addressing these risks.

     We incurred a net loss of $4,358,000 for the year ended December 31, 2001 (which includes an interest expense of $900,000 in connection with three convertible notes), a net loss of $5,493,000 for the year ended December 31, 2000 (which includes an interest expense of $1,597,000 in connection with the sale of the 8% convertible note) and a net loss of $2,183,000 in the year ended December 31, 1999. There can be no assurance that we will be profitable in the future.

There is substantial doubt as to our ability to continue as a going concern, and our business has a high risk of failure.

     Due to our recurring losses from operations and a working capital deficiency, our independent auditors have raised substantial doubt as to our ability to continue as a going concern. The success of our business operations will depend upon our ability to obtain further financing, among other things. If we are unable to obtain an infusion of additional capital, then our business will fail and our stock will be worthless.

Our capital is limited and we need additional financing to implement our business plan and continue operations.

     We require substantial working capital to fund our business. Additional funds are necessary for our Company to implement its business plan and continue our operations. If we are unable to obtain financing in the amounts desired and on acceptable terms, or at all, we will be required to reduce significantly the scope of our presently anticipated advertising and other expenditures, which could have a material adverse effect on our growth prospects and the market price of our common stock. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. Based on our current cash position, we currently need an infusion of $500,000 to $1,000,000 of additional capital to fund our anticipated marketing costs and operating expenses over the next 12 months. On March 24, 2002, we obtained a commitment of an additional $1,000,000 in funding. The new funding is expected to fund our operations for approximately 12 months. We may require additional funding, and there can be no assurances that the financing will be obtained, or if obtained, that funding will be obtained on reasonably acceptable terms.

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We have only recently introduced the collectibles portal and other services, and we are unable to guarantee that the marketplace will accept our services and products.

     The collectibles portal was only launched in January 2000. When the portal was initially launched, it had the capability to search and collect information from every collectibles site on the Internet and store this information. When we acquired the Collecting Channel in November 2000, we added the following features to the portal: (1) providing information on a variety of collectible topics including price guides, show calendars, auction listings, library information, grading and authentication, publications restoration services, collecting software, dealers, and classifieds; and (2) serving as a gatekeeper by linking collectors immediately to selected websites. Recently, we began to offer online appraisal services and an auction management system called "AI Pro." We may add new features to the website to enhance our customers' experience. These enhancements may include a broadcast and broadband video archive, a members only area for certain archived articles and pricing data, and an interactive tradeshow and events calendar. However, we are unable to provide any assurances that the marketplace will accept the new direction the Company has taken and the services it is offering, or that we will be able to provide these services at a profit. To date, the portal and services have generated minimal revenues.

We expect to incur additional losses as a result of the anticipated significant increase in marketing and promotional expenses.

     With additional financing or increased revenues, we intend to continue to expend financial and management resources on brand development, research site development, marketing and advertising, website development, and technology and operating infrastructure. Primarily as a result of these anticipated expenses, we expect to incur additional losses, and these losses may increase from current levels. We expect to continue to increase our operating expenses significantly in order to increase our customer base, increase the size of our staff, expand our marketing efforts to enhance our brand image, increase our visibility on other companies' high-traffic websites, increase our software development efforts, refine our existing software products, support our growing infrastructure, and acquire complementary businesses and technologies. Any capital expenditures will be contingent upon securing the required financing.

     Moreover, to the extent that increases in our operating expenses precede or are not subsequently followed by increased revenues, our business, results of operations and financial condition will be materially adversely affected. We cannot provide any assurances that our revenues will increase, or even continue at their current level, or that we will achieve or maintain profitability or generate positive cash flow from operations in future periods. We have made, and expect in the future to continue to make, significant investments in infrastructure and personnel in advance of levels of revenue necessary to offset these expenditures. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our operating results are unpredictable and are expected to fluctuate in the future.

     You should not rely on the results for any period as an indication of future performance. Our operating results are unpredictable and are expected to fluctuate in the future due to a number of factors, many of which are outside our control. These factors beyond our control include:

     o our ability to significantly increase our customer base and traffic to our websites, manage our inventory mix and the mix of products offered, liquidate our inventory in a timely manner, maintain gross margins, and maintain customer satisfaction;

     o    the availability and pricing of merchandise from vendors;

     o consumer confidence in encrypted transactions in the Internet environment;

     o the timing, cost and availability of advertising on our websites and other entities' websites;

     o    temporary popularity of some collectibles;

     o the amount and timing of costs relating to expansion of our operations;

     o the announcement or introduction of new types of merchandise, service offerings or customer services by our competitors;

     o    technical difficulties with respect to consumer use of our websites;


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     o    our ability to make acquisitions of complementary business and technologies;

     o    governmental regulation by federal or local governments; and

     o general economic conditions and economic conditions specific to the Internet and electronic commerce.

     As a strategic response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could have a material adverse effect on our results of operations and financial condition.

We will increase our reliance on our relationships with online companies for advertising.

     Achieving our goal of successfully implementing our business and creating the collectibles portal will require increased dependence on relationships with other online companies. Our current relationships include, but are not limited to, agreements for promotional placements, sponsorships and banner advertisements. We will become increasingly dependent on sales of advertising to online companies. We have an interactive services agreement with AOL Canada pursuant to which we handle the content and maintenance of the website www.tartans.com, and we sell advertising and products on the site. Generally, our agreements are not exclusive and do not provide for guaranteed renewal. We have been unable to establish any material relationships with online companies and have, as a result, generated minimal revenues from advertisements placed by online companies. We will also need to expand our advertising arrangements with auction sites and other companies in the sports and collectibles arena. These website advertising arrangements will include mutual linking arrangements, such as other companies linking to our site and our site linking to the sites of those companies. This increased dependence on online advertising relationships includes the following risks:

     o a competitor could purchase exclusive rights to attractive space on one or more key sites;

     o it is uncertain that significant spending on these relationships will increase our revenues substantially or at all;

     o the expected revenue increases resulting from this spending may not occur within the time periods that we are expecting;

     o space on other websites or the same sites may increase in price or cease to be available on reasonable terms or at all;

     o even if these relationships are successful, we may not be able to obtain adequate amounts of merchandise to meet the increased demand that is generated;

     o online companies will be unable to deliver a sufficient number of customer visits or impressions; and

     o online companies may compete with our Company for limited online auction revenues.

Any termination of our arrangements with other online companies could have a material adverse effect on our business, results of operations and financial condition.

The successful operation of our business depends upon the supply of critical technology elements from other third parties, including our Internet service provider and technology licensors.

     Our operations depend on a number of third parties for Internet/telecom access, delivery services, and software services. We have limited control over these third parties and no long-term relationships with any of them. We do not own a gateway onto the Internet, but instead rely on an Internet service provider to connect our websites to the Internet. From time to time, we have experienced temporary interruptions in our websites' connection and also our telecommunications access. We license technology and related databases from third parties for certain elements of our properties, including, among others, technology underlying the delivery of news, stock quotes and current financial information. Furthermore, we are dependent on hardware suppliers for prompt delivery, installation, and service of servers and other equipment to deliver our products and services. Our internally-developed auction software depends on an operating system, database and server software that was developed and produced by and licensed from third parties. We have from time to time discovered errors and defects in the software from these third parties and, in part, rely on these third parties to correct these errors and defects in a timely manner. Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services could negatively impact our relationship with users and adversely affect our brand and our business, and could expose us to liabilities to third parties.


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

We rely on third parties for our order fulfillment, and failures on the part of these third parties could harm our business.

     We use overnight courier and delivery services for substantially all of our auction products. Should these services be unable to deliver our products for a sustained time period as a result of a strike or other reason, our business, results of operations and financial condition would be adversely affected. If, due to computer systems failures or other problems related to these third-party service providers, we experience any delays in shipment, our business, results of operations and financial condition would be adversely affected.

Our success will depend, in part, on our ability to enter into distribution agreements with Web browser providers, operators of online networks and websites, software developers and computer manufacturers.

     To increase traffic for our online properties and make them more available and attractive to advertisers and consumers, we hope to have distribution agreements and informal relationships with leading Web browser providers, operators of online networks and leading Web sites, software developers and computer manufacturers. These distribution arrangements typically are not exclusive and do not extend over a significant amount of time. Potential distributors may not offer distribution of our properties and services on reasonable terms. Third parties that provide distribution typically charge fees or otherwise impose additional conditions on the listing of our online properties. Any failure to cost-effectively obtain distribution or to obtain distribution on terms that are reasonable, could have a material adverse effect on our business, results of operations, and financial condition.

Our failure to attract advertising revenue in quantities and at rates that are satisfactory to us could harm our business.

     We expect in the future to derive a portion of our net revenue from advertisements displayed on our websites, and we will become increasingly dependent on sales of advertising to online companies. Currently, we generate minimal revenues from website advertising and our ability to achieve any substantial advertising revenue depends upon:

     o the development of a large base of users possessing demographic characteristics attractive to advertisers;

     o    the level of traffic on our websites;

     o our ability to derive better demographic and other information from our users;

     o    acceptance by advertisers of the Web as an advertising medium; and

     o    our ability to transition and expand into other forms of advertising.

     No standards have yet been widely accepted for the effectiveness of Web-based advertising. Advertising filter software programs are available that limit or remove advertising from an Internet user's desktop. This software, if generally adopted by users, may have a materially adverse effect upon the viability of advertising on the Internet. If we are unsuccessful in sustaining or increasing advertising sales levels, it could have a material adverse effect on our business, operating results and financial condition.

Our failure to manage growth could place a significant strain on our management, operational and financial resources.

     We have rapidly and significantly expanded our operations and anticipate that significant expansion of our operations will continue to be required in order to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources. Increases in the volume of merchandise sales have placed significant demands on our management, which currently includes only three executive officers. In order to manage the expected growth of our operations, we will be required to expand existing operations, particularly with respect to customer service and merchandising, to improve existing and implement new operational, financial and inventory systems, procedures and controls.


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


     If our Company's growth continues, we will experience a significant strain on our resources because of:

     o the need to manage relationships with various technology licensors, advertisers, other Websites and services, Internet service providers and other third parties;

     o difficulties in hiring and retaining skilled personnel necessary to support our businesses;

     o    the need to train and manage a growing employee base; and

     o pressures for the continued development of our financial and information management systems.

     Difficulties we may encounter in dealing successfully with the above risks could seriously harm our operations. We cannot offer any assurance that our current personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to identify, hire, train, retain, motivate and manage required personnel.

If our acquisitions are not successful, or if we are not able to structure future acquisitions in a financially efficient manner, there could be an adverse effect on our business and operations.

     If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe will help us develop and expand our business. The process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures which we cannot anticipate and may absorb significant management attention that would otherwise be available for further development of our existing business. Moreover, the anticipated benefits of any acquisition may not be realized. Any future acquisitions of other businesses, technologies, services or products might require us to obtain additional equity or debt financing, which might not be available to us on favorable terms or at all, and might be dilutive. Additionally, we may not be able to successfully identify, negotiate or finance future acquisitions or to integrate acquisitions with our current business.

Our Company's success still depends upon the continued services of Gregory Rotman, Richard Rotman and John Martin.

     At present, our Company employs 24 full-time personnel. We are substantially dependent on the continued services of members of our senior management: Gregory Rotman, our President and Chief Executive Officer; Richard Rotman, our Chief Financial Officer, Vice President, and Secretary, and John Martin, our Vice President and Chief Technology Officer. Each of these individuals has acquired specialized knowledge and skills with respect to our Company and our operations. As a result, if any of these individuals were to leave our Company, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. We recently negotiated employment agreements with our senior management. We do not maintain any key person life insurance.

Our Company's success will depend on our ability to attract and retain qualified personnel.

     We believe that our future success will depend upon our ability to identify, attract, hire, train, motivate and retain other highly-skilled managerial, merchandising, engineering, technical consulting, marketing and customer service personnel. We cannot offer assurances that we will be successful in attracting, assimilating or retaining the necessary personnel, and the failure to do so could have a material adverse effect on our business.

Our success is dependent upon our ability to purchase inventory at attractive prices and to liquidate inventory rapidly.

     Rotman Auction continues to be our primary source of revenues. We only recently began to sell a suite on online management tools to other online sellers, and have expanded our online appraisal services. We also have begun to sponsor more autograph-signing events. Our Rotman Auction operations presently comprise approximately 88% of our revenues. In addition to auctioning collectibles on consignment, in 2001 approximately 93% of the aggregate sales prices of collectibles sold at our auctions are from our own inventory. We purchase these collectibles from dealers and collectors and assume the inventory and price risks of these items until they are sold. We also have a


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large inventory of collectible movie posters that we acquired when we merged
Rotman Collectibles, Inc. into our subsidiary, and for which we issued a $1,000,000 convertible note. Due to the inherently unpredictable nature of auctions, it is impossible to determine with certainty whether an item will sell for more than the price we paid. Further, because minimum opening bid prices for the merchandise listed on our websites generally are lower than our acquisition costs for the merchandise, we cannot offer any assurance that we will achieve positive gross margins on any given sale. If we are unable to resell our purchased collectibles when we want or need to, or at prices sufficient to generate a profit on their resale, or if the market value of our inventory of purchased collectibles were to decline, our operating results would be negatively affected.

Our success is dependent upon market awareness of our brand.

     We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our Company will depend largely on our success in increasing our customer base. If vendors do not perceive us as an effective marketing and sales channel for their merchandise, or consumers do not perceive our Company as offering an entertaining and desirable way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. Depending upon the amount of financing that we may be able to obtain in the near term, we expect to expend a significant percentage of those funds on marketing and promotional expenses. We also intend enter into reciprocal advertising agreements with other companies.

     Furthermore, to attract and retain customers and to promote and maintain our Company in response to competitive pressures, we may find it necessary to increase our marketing and advertising budgets and otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. We will need to continue to devote substantial financial and other resources to increase and maintain the awareness of our online brands among website users, advertisers and e-commerce entities that we have advertising relationships with through:

     o    Web advertising and marketing;

     o    traditional media advertising campaigns; and

     o    providing a high quality user experience.

Our results of operations could be seriously harmed if our investment of financial and other resources, in an attempt to achieve or maintain a leading position in Internet commerce or to promote and maintain our brand, does not generate a corresponding increase in net revenue, or if the expense of developing and promoting our online brands becomes excessive.

Our competitors often provide Internet access or computer hardware to our customers and they could make it difficult for our customers to access our services.

     Our users must access our services through an Internet access provider, or ISP, with which the user establishes a direct billing relationship using a personal computer or other access device. To the extent that an access provider, such as America Online, or a computer or computing device manufacturer offers online services or properties that are competitive with those of our Company, the user may find it more convenient to use the services or properties of that access provider or manufacturer. In addition, the access provider or manufacturer may make it difficult to access our services by not listing them in the access provider's or manufacturer's own directory. Also, because an access provider gathers information from the user in connection with the establishment of the billing relationship, an access provider may be more effective than our Company in tailoring services and advertisements to the specific tastes of the user. To the extent that a user opts to use the services offered by his or her access provider or those offered by computer or computing device manufacturers rather than the services provided by our Company, our business, operating results and financial condition will be materially adversely affected.

System failures could result in interruptions in our service, which could harm our business.

     A key element of our strategy is to generate a high volume of traffic to, and use of, our websites. A portion of our revenues depends on the number of customers who use our websites to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our websites, transaction-processing systems, network


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infrastructure and delivery and shipping systems are critical to our operating results, as well as our reputation and our ability to attract and retain customers and maintain adequate customer service levels.

     We periodically have experienced minor systems interruptions, including Internet disruptions. Some of the interruptions are due to upgrading our equipment to increase speed and reliability. During these upgrades the outages have generally lasted for a few hours. In 2000 we had one system failure on when our Sun E450 server's motherboard had a failure that disrupted our web hosting service for approximately eight hours, despite our service agreement with Sun. Any systems interruptions, including Internet disruptions, that result in the unavailability of our websites or reduced order fulfillment performance would reduce the volume of goods sold, which could harm our business. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that need to be responded to by our personnel. Although we have been taking steps to increase the reliability and redundancy of our system, these steps are expensive, reduce our margins, and may not be successful in reducing the frequency or duration of unscheduled downtime. We cannot offer assurances that:

     o we will be able to accurately project the rate or timing of increases if any, in the use of our websites;

     o we will be able to timely expand and upgrade our systems and infrastructure to accommodate increases in the use of our websites;

     o    we will have uninterrupted access to the Internet;

     o    our users will be able to reach our Web sites;

     o    communications via our Web sites will be secure;

     o we or our suppliers' network will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if the customer usage of our websites increases.

Any disruption in the Internet access to our Websites or any systems failures could significantly reduce consumer demand for our services, diminish the level of traffic to our websites, impair our reputation and reduce our commerce and advertising revenues.

We do not have redundant systems, a disaster recovery plan or alternate providers with respect to our communications hardware and computer hardware.

     In June 2000, we moved all of our communications hardware and computer hardware from our leased facility in Owings Mills, Maryland to our corporate headquarters in Massachusetts. We then relocated our main servers to a location within 45 minutes from our corporate headquarters. Our Worcester facilities are not protected from fire, flood, power loss, telecommunication failure, break-in and similar events. We do not presently have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. A substantial interruption in these systems would have a material adverse effect on our business, results of operations and financial condition.

     Our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to deliberately exceed the capacity of our systems and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays, loss of data or cessation in service to users of our services and products and could seriously harm our business and results of operations.

Our future revenues will depend upon the continued consumer interest in the collectibles industry and demand for the types of collectibles that are listed for sale.

     We obtain some of our revenues from fees from sellers for listing products for sale on our service and fees from successfully completed auctions. Demand for collectibles is influenced by the popularity of certain themes, cultural and demographic trends, marketing and advertising expenditures and general economic conditions. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. Because these factors can change rapidly, customer demand also can shift quickly. Some collectibles appeal to customers for only a limited time. The success of new product introductions depends on various factors, including product selection and quality, sales and marketing efforts, timely production and delivery and consumer acceptance. We may not always be able to respond quickly and effectively to changes in customer taste and demand due to the amount of time and financial


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resources that may be required to bring new products to market. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, certain consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends may also cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods or services offered through our collectibles portal as a result of changes in consumer trends could have a material adverse effect on our business.

There are certain provisions of Delaware law that could have anti-takeover effects.

     Certain provisions of Delaware law and our Certificate of Incorporation, as amended, and our current Bylaws could make an acquisition of our Company by means of a tender offer, a proxy contest or otherwise, and the removal of our incumbent officers and directors more difficult. Our Certificate of Incorporation and Bylaws do not do provide for cumulative voting in the election of directors. Our Bylaws include advance notice requirements for the submission by stockholders of nominations for election to the Board of Directors and for proposing matters that can be acted upon by stockholders at a meeting.

     We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), which will prohibit us from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Section 203 could adversely affect the ability of stockholders to benefit from certain transactions which are opposed by the Board or by stockholders owning 15% of our common stock, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our success is dependent in part on our ability to obtain and maintain proprietary protection for our technologies and processes.

     Our most important intellectual property relates to the software for our AuctionInc. products, our web-hosting services and our research center. We do not have any patents for our designs or innovations and we may not be able to obtain copyright, patent or other protection for our proprietary technologies or for the processes developed by our employees. Legal standards relating to intellectual property rights in computer software are still developing and this area of the law is evolving with new technologies. Our intellectual property rights do not guarantee any competitive advantage and may not sufficiently protect us against competitors with similar technology.

     As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. We cannot offer assurances that the steps we have taken will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford our Company little or no effective protection of its intellectual property. Because our success in part relies upon our technologies, if proper protection is not available or can be circumvented, our business may suffer.


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Intellectual property infringement claims would harm our business.

     We may in the future receive notices from third parties claiming infringement by our software or other aspects of our business. Any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and require us to enter into royalty and licensing agreements, which could have a material adverse effect on our business, results of operations and financial condition. Royalty and licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent on licensed technologies.

     We rely on a variety of technologies that we license from third parties. We license some of our software from third party vendors. Our principal web server's software is Apache, a free web server software. When we acquired the assets of CollectingChannel.com we were granted two perpetual licenses for the proprietary software eCMS and acquired the source codes for the software. This is the content management system primarily used by the CollectingChannel.com. We also rely on encryption and authentication technology licensed from a third party through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information.

     We cannot make any assurances that these third-party technology licenses will continue to be available to us on commercially reasonable terms. Although no single software vendor licensor provides us with irreplaceable software, the termination of a license and the need to obtain and install new software on our systems would interrupt our operations. Our inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. These delays would materially adversely affect our business, results of operations and financial condition.

We may be exposed to liability for content retrieved from our websites.

     We may be exposed to liability for content retrieved from our websites. Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and content downloaded from our websites, we may be subject to claims relating to:

     o the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

     o copyright, trademark or patent infringement and wrongful action due to the actions of third parties; and

     o other theories based on the nature and content of online materials made available through our websites.

     Our exposure to any related liability could result in us incurring significant costs and could also be a drain on our financial and other resources. We do not maintain insurance specifically covering these claims. Liability or alleged liability could further harm our business by diverting the attention and resources of our management and by damaging our reputation in our industry and with our customers.

We incurred substantial litigation costs during the past year.

     Until October 23, 2001, we were involved in a dispute with Marc Stengel and Hannah Kramer, each of whom is a substantial shareholder of our Company, and with Whirl Wind Collaborative Design, Inc. ("Whirl Wind") and Silesky Marketing, Inc., two entities affiliated with Marc Stengel. Mr. Stengel and Ms. Kramer are former directors of the Company. Mr. Stengel is also a former officer and employee.

     The lawsuit was initially filed against Mr. Stengel alone in June 2000, and was amended to add the three additional defendants identified above. We sought rescission of the transactions pursuant to which Mr. Stengel and Ms. Kramer obtained their substantial stock interests in us, and damages against Mr. Stengel and Ms. Kramer, in both cases, for misrepresentations and omissions under the common law of fraud, the Maryland Securities Act and certain contractual warranties and representations, and for Mr. Stengel, for breach of his contractual duties as an employee of the Company and for misrepresentations he made to the Company while acting as an employee. These claims related to businesses operated by Mr. Stengel in competition with our Company and using our Company's resources.

     In October 2001 the Company and the defendants entered into a Settlement Agreement under which the parties dismissed with prejudice several Maryland and Delaware actions in exchange for mutual releases in connection with all acts or omissions before October 23, 2001. Although this matter is now settled, substantial costs, including attorneys fees, were incurred in connection with this dispute.

Risks Associated With Our Industry

The market for online services is intensely competitive with low barriers to entry.

     The market for Internet products and services is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a variety of other companies depending on the type of merchandise and sales format offered to customers. These competitors include:

     o various Internet auction houses such as eBay, uBID, Yahoo! Auctions, First Auction (the auction site for Internet Shopping Network), Warehouse, and others;

     o a number of indirect competitors that specialize in electronic commerce or derive a substantial portion of their revenue from electronic commerce, including Internet Shopping Network, AOL, Shopping Com and Cendant Corp.;

     o a variety of other companies that offer merchandise similar to ours but through physical auctions and with which we compete for sources of supply; and

     o other companies that have combined a variety of services under one brand in a manner similar to ours including CMGI (Alta Vista), the Walt Disney Company (The GO Network), Excite and Lycos.

     We believe that the principal competitive factors affecting our market are the ability to attract customers at favorable customer acquisition costs, operate the websites in an uninterrupted manner and with acceptable speed, provide effective customer service and obtain merchandise at satisfactory prices. We cannot offer any assurances that we can maintain our competitive position against current and potential competitors, especially those with greater financial, marketing, customer support, technical and other resources.

     Current competitors have established or may establish cooperative relationships among themselves or directly with vendors to obtain exclusive or semi-exclusive sources of merchandise. Accordingly, it is possible that new competitors or alliances among competitors and vendors may emerge and rapidly acquire market share. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition. Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than the Company. As a result, these competitors may be able to secure merchandise from vendors on more favorable terms than we can, and they may be able to respond more quickly to changes in customer preferences or to devote greater resources to the development, promotion and sale of their merchandise than we can.

     With respect to our new collectibles portal, several other companies have combined a variety of services under one brand in a manner similar to our portal, including Yahoo!, Microsoft (MSN), Excite, Lycos and CMGI (Alta Vista). Although our portal is focused specifically on the collectibles industry, we run the risk of other sites entering into this sector and there can be no assurance that we can maintain our competitive position against potential competitors, especially those with greater financial, marketing, customer support, technical and other resources than our

Company. Increased competition is likely to result in reduced operating margins, loss of market share and a diminished brand franchise, any one of which could materially adversely affect our business, results of operations and financial condition.

Market consolidation has created and continues to create companies that are larger and have greater resources than us.

     As the online commerce market continues to grow, other companies may enter into business combinations or alliances that strengthen their competitive positions.

     The effects of any completed and pending acquisitions and strategic plans may have on us cannot be predicted with accuracy, but some of these companies that maintain divisions that compete with us are aligned with companies that are larger or better established than us. Even though some of the competitive services offered by these companies may comprise a small amount of their business, their potential access to greater financial, marketing and technical resources would put them in a stronger competitive position as compared to our Company. In addition, these companies include television broadcasters with access to unique content and substantial marketing resources that may not be available to our Company.

Security breaches and credit card fraud could harm our business.

     We rely on encryption and authentication technology licensed from a third party through an online user agreement to provide the security and authentication necessary to effect secure transmission of confidential information. We believe that a significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. We cannot give assurances that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms we use to protect customer transaction data. If this compromise of our security were to occur, it could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. To the extent that activities of our Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could expose us to a risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. We cannot offer assurances that our security measures will prevent security breaches or that failure to prevent these security breaches will not have a material adverse effect on our business.

Our industry may be exposed to increased government regulation.

     Our Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, laws applicable to auction companies and auctioneers, and laws or regulations directly applicable to access to, or commerce on, the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, fraud, taxation, advertising, intellectual property rights and information security. Compliance with additional regulation could hinder our growth or prove to be prohibitively expensive.

     Furthermore, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business or otherwise have an adverse effect on our business, results of operations and financial condition.

     Several recently passed federal laws could have an impact on our business. The Digital Millennium Copyright Act is intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others. The Children's Online Protection Act and the

Children's Online Privacy Protection Act are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. These laws may impose significant additional costs on our business or subject us to additional liabilities.

     Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve. In addition, because our service is available over the Internet in multiple states, and we sell to numerous consumers resident in these states, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject our Company to taxes and penalties for the failure to qualify. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the our business, could have a material adverse effect our business, results of operations and financial condition.

Risks Associated with our Common Stock

Our stock price has been and may continue to be very volatile.

     The market price of the shares of our common stock has been, and is likely to be, highly volatile. During the 12 months prior to March 1, 2002, our stock price as traded on the OTC Bulletin Board has ranged from a high of $.31 per share to a low of $.01 per share. The variance in our share price makes it extremely difficult to forecast with any certainty the stock price at which you may might be able to buy or sell your shares of our common stock. The market price for our stock could be subject to wide fluctuations in response to factors that are out of our control such as:

     o    actual or anticipated variations in our results of operations,

     o announcements of new products or technological innovations by our competitors;

     o developments with respect to patents, copyrights or proprietary rights;

     o    developments in Internet and auction regulation; and

     o general conditions and trends in the Internet, collectibles and electronic commerce industries.

     The trading prices of many technology companies' stock have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuation of many Internet stocks are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. We cannot offer any assurance that these trading prices and price earnings ratios will be sustained. These broad market factors may adversely affect the market price of our common stock. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate fluctuations, may adversely affect the market price of our common stock. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results.

We have issued options, warrants and convertible notes that have had and will have a dilutive effect on our shareholders.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that will have a dilutive effect on our shareholders. As of December 31, 2001, we had issued employee stock options to acquire 537,000 shares of our common stock, exercisable at prices ranging from $.01 to $1.625 per share, with a weighted average exercise price of approximately $.24 per share. In addition to these options, we have issued three convertible notes with a total principal amount of $5,000,000. We issued two warrants for the exercise of 900,000 shares of common stock in connection with the $3,000,000 convertible note.

     The $3,000,000 note issued to Augustine Fund, L.P. is convertible into common stock at a conversion price equal generally to 73% of the average of the closing bid price for the common stock for the 5 trading days immediately preceding the conversion date. This note is due and payable on March 31, 2002, but we and Augustine Fund, L.P. have reached an agreement of understanding to forbear payment for up to one year at no interest. Based on the average closing price of $.47 on March 22, 2002 (and a conversion price of $.3438), the Company would be required to pay approximately 8,700,000 shares of its common stock to pay off the note, representing 8% of the outstanding shares.

     On November 7, 2001, we issued two $1,000,000 convertible notes. The $1,000,000 note issued to Augustine Fund, L.P. is convertible into common stock at a conversion price equal to 73% of the average of the closing bid price for the common stock for the 5 trading days immediately preceding the conversion date. Based on the average stock price of $.47 on March 22, 2002 (and a conversion price of $.3438), the Company would be required to pay approximately 2,900,000 shares of its common stock to pay off the note, representing almost 3% of the outstanding shares. On March 24, 2002, we executed a letter of understanding that increases draws on the note to $2,000,000 and requires registration after April 10, 2003. The $1,000,000 note issued to Leslie Rotman was convertible into common stock at a conversion price equal to 80% of the average of the closing bid price for the common stock for the 5 trading days immediately preceding the conversion date. In January 2002, that convertible note was converted into approximately 24,000,000 shares of common stock of our Company.

     In January 2002, we increased our total number of authorized shares that we may issue under our charter in order, in part, to have enough shares of common stock to satisfy our obligations under these notes.

     Because the conversion price is a percentage of the market price, the lower the common stock price at the time the holder converts, the more common shares the holder will receive upon conversion. Due to the conversion ratio, there is no limit on the aggregate number of shares of common stock into which the note can be converted. To the extent the holder converts a portion of the convertible note and sells its shares of common stock, the price of our stock may decrease due to the additional shares in the market. This could allow the holder to subsequently convert an additional portion of the convertible note into greater amounts of common stock, the sale of which would further decrease the stock price. Purchasers of our common stock could therefore experience substantial dilution upon conversion of the convertible note.

     Unless we agree otherwise, or in certain other circumstances, the convertible notes issued to Augustine Fund, L.P. may only be converted to the extent Augustine Fund, L.P.'s ownership interest in the Company does not exceed 4.99%. This 4.99% limit, however, may not prevent Augustine Fund, L.P. from converting all of its convertible note or exercising its warrants, because Augustine Fund, L.P. can convert the convertible note or exercise warrants into 4.99% of our outstanding common stock, then to the extent it liquidates some or all of these shares, Augustine Fund, L.P. can convert additional amounts of the convertible note. As a result, the 4.99% limit does not prevent Augustine Fund, L.P. from selling more than 4.99% of our common stock..

     During the terms of these securities, Augustine Fund, L.P. will have the opportunity to profit from either an increase or, in the case of the convertible note, decrease in the market price of our common stock followed by a subsequent increase, with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these securities will result in a significant decrease in the percentage ownership of our common stock by the purchasers of our common stock.

We may have difficulty obtaining additional financing as a result of the significant number of shares that may be acquired upon conversion of the convertible notes.

     The potentially significant number of shares issuable upon conversion of our convertible notes could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our convertible notes, new investors may either decline to make an investment in our Company due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the convertible notes. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these existing financings could be perpetuated and significantly increased.

Future sales of our common stock in the public market could adversely affect the price of our common stock.

     Sales of substantial amounts of common stock in the public market that are not currently freely tradable, or even the potential for these sales, could have an adverse effect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. These shares include approximately 23,000,000 shares issued under one of our convertible notes, and shares issued to CSEI pursuant to a November 2001 acquisition.

     Unregistered shares may not be sold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

Future sales of our common stock in the public market could limit our ability to raise capital.

     Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for these sales, could also affect our ability to raise capital through the sale of equity securities.

The issuance of the convertible note and warrants required us to record non-cash expenses.

     As a result of the issuance of our $3,000,000 convertible note on March 23, 2000, we recorded non-cash interest expense attributable to the beneficial conversion feature and amortization of the related debt acquisition costs and the fair value of the related warrants of approximately $1,382,000 during the year ended December 31, 2000, and approximately $588,000 during the year ended December 31, 2001. From January 1, 2002, through March 31, 2002, we will record an additional $138,000 in interest expense related to the $3,000,000 note.

     As a result of the issuance of the $1,000,000 convertible note to Leslie Rotman on November 7, 2001, we recorded non-cash interest expense attributable to the beneficial conversion feature of approximately $259,000 during the year ended December 31, 2001.

     As a result of the issuance of the $1,000,000 convertible note to Augustine Fund, L.P. on November 7, 2001, we recorded non-cash interest expense attributable to the beneficial conversion feature of approximately $38,000 during the year ended December 31, 2001. From January 1, 2002 through November 7, 2003, we will record additional non-cash interest expense of approximately $492,000.

Present management and former directors may control the election of our directors and all other matters submitted to the stockholders for approval.

     Our executive officers and directors, in the aggregate, beneficially own approximately 19% of our outstanding common stock. Additionally, Marc Stengel and Hannah Kramer, each a former director of our Company, own approximately 11% of our outstanding common stock. As a result, each group, by joining forces with the holders of 31% to 39% of our outstanding common stock, may be able to exercise control over all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of our common stock.

"Penny stock" regulations may impose certain restrictions on marketability of securities.

     The SEC adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser's prior written consent to the transaction.

     Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability to sell our common stock in the secondary market.

The market for our Company's securities is limited and may not provide adequate liquidity.

     Our common stock is currently traded on the OTC Bulletin Board ("OTCBB"), a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our securities than if the securities were traded on the Nasdaq Stock market, or another national exchange. There is a limited number of active market makers of our common stock. In order to trade shares of our common stock you must use one of these market makers unless you trade your shares in a private transaction. In the 6 months prior to March 24, 2002, the actual trading volume ranged from a low of 300 shares of common stock to a high of 2,460,500 shares of common stock with only 15 days exceeding a trading volume over 1,000.000. This low trading volume means there is limited liquidity in our shares of common stock. Selling our shares is more difficult because smaller quantities of shares are bought and sold and news media coverage about us is limited. These factors result in a limited trading market for our common stock and therefore holders of our Company's stock may be unable to sell shares purchased should they desire to do so.